FOR IMMEDIATE RELEASE	Contact:	Jackie Lapin/WPT: 818-707-1473 or Jan Sheehan/WPT: 310-475-8231

WORLD POKER TOUR™ EXPANDS INTERNATIONAL TELEVISION DISTRIBUTION

Networks in Australia, Sweden, Philippines, and South Korea To Begin Airing Shows, Joining
the U.K. and Canada

Los Angeles, CA (September 7, 2004) — WPT Enterprises, Inc. (Nasdaq: WPTE) announced it is expanding the international distribution of its WORLD POKER TOUR™ (WPT) television series to six new countries. Joining the roster, which previously included Canada and the U.K., are Australia, Sweden, the Philippines and South Korea. The WPT is currently seen in the U.S. every Wednesday night on the Travel Channel at 9 pm ET/PT.

“The response we’ve had proves everything we’ve known since day one,” said Steve Lipscomb, President of WPTE. “Americans are showing their passion for poker and that fervor has tipped off the international TV broadcasters. They’re now recognizing that the entertainment value of the World Poker Tour has currency in their territories, as well. We’ve dealt them a winning hand that plays across all borders.”

A major factor that has been an invaluable asset in marketing the tour, Lipscomb points out, is the diversity, charisma and international makeup of the participating players. The WPT attracts the most recognizable players from around the world. Winners in Seasons One and Two included players from Denmark, Costa Rica, France, Sweden and England.

Networks contracted to air episodes from the first season of the WPT include: The Philippines’ RPN, South Korea’s Badook TV, Canada’s Chum TV, Sweden’s SBS, Australia’s Foxtel and the U.K’s Challenge TV. The World Poker Tour initially launched internationally in Canada and the U.K. last winter. The organization is currently in negotiations for distribution of its Season Two shows and for expansion into other markets. The U.K. and Canadian networks have already signed on for Season Two.

International distribution is handled by Alfred Haber Distribution, Inc., the world’s largest distributor of U.S. network specials (from networks such as CBS, ABC, NBC and FOX). Haber currently represents more than 1,000 hours of programming from 200 of the world’s most creative television producers, spanning the genres of award shows, music events, documentaries, variety specials, wildlife programs and holiday celebrations, as well as series, mini-series and made-for-television motion pictures. The company can be reached at (201) 224-8000 or via the website: www.alfredhaber.com.

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About WPT Enterprises, Inc.

WPT Enterprises, Inc. (Nasdaq: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a television series exhibited on the Travel Channel that is based on a circuit of previously-established high-stakes poker tournaments that we have affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO). Photos and media information can be found online at: www.worldpokertour.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

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